Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports First Quarter 2013 Results

Available liquidity of $1.3 billion as of March 31, 2013

Strong first quarter 2013 cost performances in key regions

U.S. thermal market poised to bounce back in 2013

Earnings Highlights

	Quarter Ended
In $ millions, except per share data	3/31/13	3/31/12

Revenues	$825.5	$1,039.7
Income (Loss) from Operations	(32.4)	54.1
Net Income (Loss) (1)	(70.0)	1.2
Fully Diluted EPS/LPS	(0.33)	0.01
Adjusted Net Loss (1),(2)	(71.8)	(7.6)
Adjusted Fully Diluted LPS (2)	(0.34)	(0.04)
Adjusted EBITDA (2)	$83.6	$179.8

(1) Net income attributable to ACI.

(2) Defined and reconciled under “Reconciliation of non-GAAP measures.

ST. LOUIS (April 23, 2013) — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $70 million, or $0.33 per diluted share, in the first quarter of 2013. After excluding non-cash accretion of acquired coal supply agreements, Arch’s first quarter 2013 adjusted net loss was $72 million, or $0.34 per diluted share. In the first quarter of 2012, Arch reported an adjusted net loss of $8 million, or $0.04 per diluted share.

Revenues totaled $826 million in the first quarter of 2013 on lower sales volumes compared with the prior-year quarter. Adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) were $84 million in the first quarter of 2013 versus $180 million a year ago. First quarter 2013 results include a pre-tax charge of $10.5 million related to minimum throughput fees as required under Arch’s existing port and logistics agreements.

“Despite the global coal market headwinds that have prevailed over the last 18 months, we are delivering strong cost control, exercising capital restraint and minimizing cash outflows in the trough of the market cycle, while maintaining our commitment to safety and environmental excellence,” said John W. Eaves, Arch’s president and chief executive officer. “As the market cycle turns, we are confident that our low-cost operations will generate strong cash flows and value for our shareholders.”

“Positive catalysts, such as normalized weather and higher competing fuel prices, are improving the outlook for the domestic thermal market, our largest market by volume,” continued Eaves. “We expect these trends to continue to reduce customer coal stockpiles throughout 2013 and to create a more balanced U.S. coal market thereafter. Globally, we believe metallurgical and thermal coal markets are in the process of stabilizing, and we anticipate gradual improvement as we progress through the remainder of the year.”

2013 Plans

“During 2013, our focus remains on improving cash flows during this period of market weakness and on preparing the company to capitalize as coal markets recover,” said Eaves.  “Our plan includes three key areas: capital spending reductions, cost containment, and working capital and financial management.”

Arch has further reduced its forecasted capital expenditures by approximately $30 million for 2013, and now expects to spend between $300 million and $330 million for the full year. This range includes spending for the completion of the Leer metallurgical mine in Appalachia and for previously committed land obligations. In addition, the company’s capital plans include spending for maintenance and efficiency projects, which have benefited from the redeployment of equipment from idled mines into active operations.

As evidenced by first quarter 2013 results, Arch is containing costs and improving operational efficiencies despite running at planned lower volume levels. Cost reductions per ton were achieved in several regions by reducing overtime and contractor costs, generating cost savings on consumables and lowering other carrying costs. For full year 2013, Arch has maintained its thermal coal volume guidance range of 125 million to 135 million tons, but has reduced its annual cash cost guidance range for two of the company’s largest operating regions, the Powder River Basin and Appalachia.

Arch is maintaining its financial strength and flexibility during the market downturn by minimizing cash outflows through active working capital and other financial management. At March 31, Arch had total available liquidity of $1.3 billion, approximately $1.0 billion of which was in the form of cash and other short-term investments. The company also has roughly $300 million available to be borrowed under undrawn lines of credit and other sources.

Core Values

Arch continued to build upon its leading safety and environmental record during the first quarter of 2013. The company’s reported lost-time safety incident rate was nearly 50 percent lower than in the prior-year quarter. Arch also improved its environmental compliance record for the three months ended March 31, 2013 compared with the year-ago quarter.

In addition, several of Arch’s eastern operations and facilities received West Virginia Mountaineer Guardian Awards in the first quarter for exemplary safety records achieved during 2012. Four operations also were honored by state environmental agencies. In West Virginia, the Department of Environmental Protection honored Coal-Mac, Wolf Run and Mountain Laurel for superior reclamation, wildlife habitat and conservation efforts. In Colorado, West Elk was recognized by the Colorado Department of Public Health & Environment as a senior participant in the state’s Pollution Prevention Program.

“We’re off to another strong year for our safety and environmental performance in the first quarter, with nine operations attaining A Perfect Zero, a dual accomplishment of operating without a reportable safety incident or environmental violation,” said Paul A. Lang, Arch’s executive vice president and chief operating officer. “I’m proud of our employees’ ongoing pursuit of our ultimate goal of A Perfect Zero at all of our sites every single day.”

Operational Results

“In the first quarter of 2013, Arch’s operations turned in strong cost performances that met or exceeded our expectations when compared to the fourth quarter and the first quarter of last year,” said Lang. “Even while running at lower production levels, we’re managing our per-ton costs. As markets correct, we expect our volumes and realized prices to increase over time, which will improve our profitability.”

	Arch Coal, Inc.
	1Q13	4Q12	1Q12

Tons sold (in millions)	34.1	36.1	35.5
Average sales price per ton	$21.66	$24.21	$25.73
Cash cost per ton	$18.02	$19.44	$20.18
Cash margin per ton	$3.64	$4.77	$5.55
Total operating cost per ton	$21.46	$22.88	$24.07
Operating margin per ton	$0.20	$1.33	$1.66

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

For a description of adjustments, refer to the regional schedule at http://investor.archcoal.com

Arch earned $3.64 per ton in consolidated cash margin in the first quarter of 2013 compared with $4.77 per ton in the fourth quarter of 2012, primarily reflecting the impact of lower realized prices across operating regions. A larger percentage of Powder River Basin coal in Arch’s overall volume mix in the first quarter of 2013 also contributed to the decline in consolidated sales price per ton versus the fourth quarter. Consolidated cash costs per ton declined 7 percent over the same time period, due to lower costs in several operating regions and a larger percentage of lower-cost tons in the company’s overall volume mix.

	Powder River Basin
	1Q13	4Q12	1Q12

Tons sold (in millions)	26.6	27.6	27.2
Average sales price per ton	$12.68	$13.12	$13.87
Cash cost per ton	$10.65	$11.58	$11.24
Cash margin per ton	$2.03	$1.54	$2.63
Total operating cost per ton	$12.24	$13.18	$12.75
Operating margin per ton	$0.44	$(0.06)	$1.12

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Powder River Basin, first quarter 2013 cash margin increased 32 percent to $2.03 per ton compared with the fourth quarter of 2012. First quarter 2013 sales price per ton decreased 3 percent, stemming from lower pricing on contracted, market-based and export tons. The decline in realized pricing was more than offset by an 8 percent decline in cash cost per ton. Despite lower volume levels, cash cost per ton declined due to lower maintenance expense and successful cost containment efforts.

	Appalachia
	1Q13	4Q12	1Q12

Tons sold (in millions)	3.4	4.2	4.5
Average sales price per ton	$74.76	$83.50	$87.33
Cash cost per ton	$67.16	$70.23	$70.95
Cash margin per ton	$7.60	$13.27	$16.38
Total operating cost per ton	$83.50	$84.78	$87.74
Operating margin per ton	$(8.74)	$(1.28)	$(0.41)

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In Appalachia, Arch recorded a cash margin of $7.60 per ton in the first quarter of 2013 compared with $13.27 per ton in the fourth quarter of 2012. Sales volumes declined 0.8 million tons in the first quarter of 2013 versus the fourth quarter due to lower thermal and metallurgical coal shipments, partially driven by a longwall move at the Mountain Laurel operation. Average sales price per ton decreased 10 percent over the same time period, largely reflecting lower prices on metallurgical shipments. First quarter 2013 cash cost per ton declined 4 percent versus the fourth quarter of 2012, even with metallurgical volumes representing more than one half of the regional volume mix.

	Western Bituminous Region
	1Q13	4Q12	1Q12

Tons sold (in millions)	3.5	3.8	3.3
Average sales price per ton*	$35.53	$37.37	$36.77
Cash cost per ton*	$24.12	$18.69	$21.28
Cash margin per ton	$11.41	$18.68	$15.49
Total operating cost per ton*	$29.07	$23.15	$26.98
Operating margin per ton	$6.46	$14.22	$9.79

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Western Bituminous Region, Arch recorded a cash margin of $11.41 per ton in the first quarter of 2013 compared with $18.68 per ton in the fourth quarter of 2012. First quarter 2013 sales volumes declined as the longwall at Dugout Canyon was idled in the prior-quarter period. Average sales price per ton declined modestly over the same time period, reflecting lower pricing on export sales. Cash cost per ton increased in the first quarter of 2013 compared with the low levels reported in the fourth quarter when the Dugout Canyon longwall was still in service.

Market Trends

“The trend in U.S. coal markets is improving,” said Eaves. “U.S. power demand is rising in 2013, coal production continues to rationalize, and coal is regaining its share of the domestic power generation market due to the higher cost or lack of availability of competing fuels.”

Arch expects U.S. coal consumption for power generation to increase by 50 million tons or more in 2013 compared with 2012, due to favorable weather trends and higher natural gas prices. Coal supply rationalization also is expected to continue in 2013. Mine Safety and Health Administration data suggests that U.S. coal production totaled 246 million tons in the first quarter of 2013 compared with 268 million tons in the same quarter of last year. Increased demand and decreased supply should lead to a further liquidation in U.S. coal stockpiles in 2013. Internal estimates forecast that customer coal stockpile levels could end the year below 145 million tons.

In 2013, the growing global coal trade is projected to exceed the record 1.2 billion metric tonnes set in 2012. More than 100 gigawatts of new coal-fueled plants are expected to come online in 2013, resulting in more than 300 million metric tonnes of incremental annual coal demand this year alone. Seaborne coal supply should service a portion of that demand. “Growing global demand for coal, coupled with restraint in seaborne supply growth, should translate into a more balanced market as the year progresses,” added Eaves.

Global steel production also is projected to grow in 2013, with Asia, Latin America and the United States leading the increase. Arch expects U.S. metallurgical coal exports to remain elevated, with overall U.S. coal exports projected to total above 100 million tons in 2013.

Company Outlook

“We continue to execute our strategy of layering in some thermal sales to run our mines efficiently, manage our costs and meet our sales plans for 2013, despite operating at reduced volume levels,” said Eaves. “We have also booked 6.5 million tons of our metallurgical coal for 2013, and see significant opportunity to place additional tons.”

“Looking ahead, we will continue to focus on managing through the market downturn with the liquidity that we have in place,” continued Eaves. “We also expect a stronger second half in 2013, driven by improving domestic coal market fundamentals, a recovering metallurgical market and the startup of Arch’s Leer longwall mine.”

	2013		2014
	Tons	$ per ton	Tons	$ per ton
Sales Volume (in millions tons)
Thermal	125-135
Met	8-9
Total	133-144

Powder River Basin
Committed, Priced	94.3	$13.13	52.6	$14.18
Committed, Unpriced	7.1		14.6
Total Committed	101.4		67.2
Average Cash Cost		$10.65 - $11.15

Western Bituminous
Committed, Priced	12.7	$37.38	8.2	$40.69
Committed, Unpriced	1.4		0.2
Total Committed	14.1		8.4
Average Cash Cost		$24.00 - $27.00

Appalachia
Committed, Priced Thermal	6.4	$63.95	1.7	$53.98
Committed, Unpriced Thermal	0.2		0.3
Committed, Priced Metallurgical	6.1	$91.01	—
Committed, Unpriced Metallurgical	0.4		—
Total Committed	13.1		2.0
Average Cash Cost		$66.00 - $71.00

Illinois Basin
Committed, Priced	2.1	$42.50	1.7	$42.33
Average Cash Cost		$34.00 - $36.00

Corporate (in $ millions)
D,D&A		$500 - $530
S,G&A		$130 - $140
Interest Expense		$360 - $370
Capital Expenditures		$300 - $330

A conference call regarding Arch Coal’s first quarter 2013 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers in 25 countries on five continents.  Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation.  The company controls a 5.5-billion-ton reserve base of high-quality metallurgical and thermal coals, with access to all major railroads, inland waterways and a growing number of seaborne trade channels.  For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)

Revenues	$825,502	$1,039,651

Costs, expenses and other operating
Cost of sales	710,573	850,871
Depreciation, depletion and amortization	118,868	139,966
Amortization of acquired sales contracts, net	(2,810)	(14,017)
Change in fair value of coal derivatives and coal trading activities, net	1,308	(3,613)
Selling, general and administrative expenses	33,209	30,861
Other operating income, net	(3,217)	(18,498)
	857,931	985,570

Income (loss) from operations	(32,429)	54,081

Interest expense, net:
Interest expense	(95,087)	(74,772)
Interest and investment income	2,836	1,021
	(92,251)	(73,751)

Loss before income taxes	(124,680)	(19,670)
Benefit from income taxes	(54,631)	(21,079)
Net income (loss)	(70,049)	1,409
Less: Net income attributable to noncontrolling interest	—	(203)
Net income (loss) attributable to Arch Coal, Inc.	$(70,049)	$1,206

Earnings (loss) per common share
Basic earnings (loss) per common share	$(0.33)	$0.01
Diluted earnings (loss) per common share	$(0.33)	$0.01

Weighted average shares outstanding
Basic	212,062	211,687
Diluted	212,062	211,908

Dividends declared per common share	$0.03	$0.11

Adjusted EBITDA (A)	$83,629	$179,827

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$730,119	$784,622
Restricted cash	2,290	3,453
Short term investments	248,414	234,305
Trade accounts receivable	263,294	247,539
Other receivables	81,750	84,541
Inventories	368,240	365,424
Prepaid royalties	13,105	11,416
Deferred income taxes	67,337	67,360
Coal derivative assets	20,856	22,975
Other	88,977	92,469
Total current assets	1,884,382	1,914,104

Property, plant and equipment, net	7,272,541	7,337,098

Other assets
Prepaid royalties	91,691	87,773
Goodwill	265,423	265,423
Equity investments	246,807	242,215
Other	159,300	160,164
Total other assets	763,221	755,575
Total assets	$9,920,144	$10,006,777

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$229,269	$224,418
Coal derivative liabilities	643	1,737
Accrued expenses and other current liabilities	352,040	318,018
Current maturities of debt	28,306	32,896
Total current liabilities	610,258	577,069
Long-term debt	5,082,205	5,085,879
Asset retirement obligations	410,975	409,705
Accrued pension benefits	69,342	67,630
Accrued postretirement benefits other than pension	46,413	45,086
Accrued workers’ compensation	81,039	81,629
Deferred income taxes	610,195	664,182
Other noncurrent liabilities	227,363	221,030
Total liabilities	7,137,790	7,152,210

Stockholders’ equity
Common Stock	2,141	2,141
Paid-in capital	3,029,536	3,026,823
Treasury stock, at cost	(53,848)	(53,848)
Accumulated deficit	(180,459)	(104,042)
Accumulated other comprehensive loss	(15,016)	(16,507)
Total stockholders’ equity	2,782,354	2,854,567
Total liabilities and stockholders’ equity	$9,920,144	$10,006,777

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Operating activities
Net income (loss)	$(70,049)	$1,409
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	118,868	139,966
Amortization of acquired sales contracts, net	(2,810)	(14,017)
Amortization relating to financing activities	6,167	4,288
Prepaid royalties expensed	3,537	8,586
Employee stock-based compensation expense	2,713	4,079

Changes in:
Receivables	(12,340)	88,082
Inventories	(2,816)	(111,196)
Coal derivative assets and liabilities	(192)	(5,347)
Accounts payable, accrued expenses and other current liabilities	38,249	(66,222)
Income taxes, net	458	23,002
Deferred income taxes	(54,801)	(21,742)
Other	16,307	4,102
Cash provided by operating activities	43,291	54,990

Investing activities
Capital expenditures	(54,522)	(93,271)
Additions to prepaid royalties	(9,142)	(8,262)
Proceeds from dispositions of property, plant and equipment	714	22,105
Purchases of short term investments	(26,787)	—
Proceeds from sales of short term investments	11,534	—
Investments in and advances to affiliates	(4,298)	(5,777)
Change in restricted cash	1,163	1,455
Cash used in investing activities	(81,338)	(83,750)

Financing activities
Net increase in borrowings under lines of credit	—	34,000
Payments on term note	(4,125)	—
Net payments on other debt	(5,964)	(7,323)
Debt financing costs	—	(100)
Dividends paid	(6,367)	(23,327)
Issuance of common stock under incentive plans	—	5,131
Cash provided by (used in) financing activities	(16,456)	8,381

Decrease in cash and cash equivalents	(54,503)	(20,379)
Cash and cash equivalents, beginning of period	784,622	138,149

Cash and cash equivalents, end of period	$730,119	$117,770

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)

Term loan ($1.65 billion face value) due 2018	$1,623,955	$1,627,384
8.75% senior notes ($600.0 million face value) due 2016	591,535	590,999
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	360,621	360,042
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	34,400	40,350
	5,110,511	5,118,775
Less: current maturities of debt	28,306	32,896
Long-term debt	$5,082,205	$5,085,879

Calculation of net debt:
Total debt	$5,110,511	$5,118,775
Less liquid assets
Cash and cash equivalents	730,119	784,622
Short term investments	248,414	234,305
	978,533	1,018,927
Net debt	$4,131,978	$4,099,848

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.  Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Net income (loss)	$(70,049)	$1,409
Income tax benefit	(54,631)	(21,079)
Interest expense, net	92,251	73,751
Depreciation, depletion and amortization	118,868	139,966
Amortization of acquired sales contracts, net	(2,810)	(14,017)
Net income attributable to noncontrolling interest	—	(203)

Adjusted EBITDA	$83,629	$179,827

Adjusted net income and adjusted diluted earnings per common share

Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Net income (loss) attributable to Arch Coal	$(70,049)	$1,206

Amortization of acquired sales contracts, net	(2,810)	(14,017)
Tax impact of adjustments	1,012	5,186

Adjusted net loss attributable to Arch Coal	$(71,847)	$(7,625)
Diluted weighted average shares outstanding	212,062	211,908

Diluted earnings (loss) per share	$(0.33)	$0.01

Amortization of acquired sales contracts, net	(0.01)	(0.07)
Tax impact of adjustments	0.00	0.02
Adjusted diluted loss per share	$(0.34)	$(0.04)